EXHIBIT 11

                            SYNOVUS FINANCIAL CORP.

                           COMPUTATION OF NET INCOME
                                PER COMMON SHARE
                     (In thousands, except per share data)
                                  (Unaudited)


                                    Three Months Ended March 31, 2003                  Three Months Ended March 31, 2002
                              -------------------------------------------         ------------------------------------------
                                 Net           Average         Net Income           Net           Average         Net Income
                               Income          Shares          per Share          Income          Shares          Per Share
                              -------         --------         ---------          ------         --------         ----------
EPS - Basic                  $  89,919         302,067        $     0.30       $  82,752          294,927        $      0.28


Effect of dilutive options                       1,935                                              5,231
                                              --------                                            -------



EPS - Diluted                $  89,919         304,002        $     0.30       $  82,752          300,158        $      0.28
                              ========        ========            ======          =======         =======               ====